Exhibit (2)

(Translation)

SHARE HANDLING REGULATIONS

(Amended as of April 6, 2004)

CHAPTER I. GENERAL PROVISIONS

Article 1. Purpose

Pursuant to Articles 9 of the Articles of Incorporation, the matters related to shares of the Company shall be governed by these Regulations; provided, that in addition to these Regulations, handling procedures with respect to the beneficial owners of the shares shall be governed by the rules provided by Japan Securities Depository Center, Inc. (hereinafter referred to as the “Center”)

Article 2. Denominations of Share Certificates

The share certificates to be issued by the Company shall be in the following denominations: hundred thousand (100,000) shares, ten thousand (10,000) shares, one thousand (1,000) shares, five hundred (500) shares, one hundred (100) shares, fifty (50) shares, ten (10) shares, five (5) shares and one (1) share and, if necessary, share certificates representing any number of shares less than one hundred (100) shares may be issued; provided, that the shareholders may not request the issuance of share certificates representing a number of shares constituting less than one unit as set forth in Article 7 of the Articles of Incorporation (hereinafter referred to as “Less-Than-One-Unit Shares” and share certificates representing Less-Than-One-Unit Shares are referred to as “Less-Than-One-Unit Share Certificates”), except as provided in Articles 27 (Defacement or Mutilation of Share Certificates), 28 (Filled Columns of Share Certificates) and 35 (Re-issuance of Share Certificates due to Invalidation) hereof.

Article 3. Request, Notification, Etc.

(1)	Any request, notification, offer or application to be made under these Regulations shall be in the form prescribed by the Company and shall be affixed by seal together with applicant’s address and name being filled in.

(2)	In respect of any request, notification, offer or application provided in the preceding paragraph, the Company may request for an attachment of a certification of a person whom the Company considers appropriate or submission of a guarantee in the case that the Company deems necessary.

Article 4. Proxy

In the case that any request, notification, offer or application hereunder is made or given by a proxy, a document evidencing the authority of the proxy shall be presented.

Article 5. Amendment

Any amendment hereof shall be subject to the resolution of the Board of Directors.

CHAPTER II. TRANSFER AGENT

Article 6. Handling Office and Forwarding Offices

The transfer agent of the Company, its handling office, working office and forwarding offices are as follows:

Transfer Agent:

UFJ Trust Bank Limited

4-3, Marunouchi 1-chome

Chiyoda-ku, Tokyo

Handling Place:

UFJ Trust Bank Limited, Head Office

4-3, Marunouchi 1-chome

Chiyoda-ku, Tokyo

Handling Office:

UFJ Trust Bank Limited, Corporate Agency Department

10-11, Higashisuna 7-chome

Koto-ku, Tokyo

Liaison Offices:

All branch offices in Japan of UFJ Trust Bank Limited

The head office and all branch offices in Japan of Nomura Securities Co., Ltd.

Article 7. Handling Procedures

Any request, notification, offer or application with respect to the procedures hereunder, delivery of share certificates, payment of dividends, and other businesses delegated to the transfer agent by the Company shall be submitted to and conducted through the transfer agent.

CHAPTER III. REGISTRATION OF TRANSFER, ETC.

Article 8. Registration of Transfer

In the case of an application to register a transfer of shares due to the acquisition thereof, an application together with the share certificates shall be submitted; provided, that in case that the share certificates have not been issued, submission of the share certificates thereof shall not be required.

Article 9. Registration of Transfer pursuant to Other Statutory Procedures

In the event that any other procedure is required by the statutes in respect of the transfer of shares, a document evidencing the completion of such procedure shall be also submitted.

Article 10. Notification to Beneficial Owners

In the event that a beneficial owner requests for registration or recordation in the List of Beneficial Owners of the Company, the beneficial owner shall report names, addresses and other necessary descriptions that should be registered or recorded in the List of Beneficial Owners to the Center or any participant which holds the account thereof, and in compliance with the statutes and regulations provided by the Center, a notice of the beneficial owner shall be given to the transfer agent of the Company.

Article 11. Preparation of the List of Beneficial Owners

The List of Beneficial Owners of the Company shall be prepared based upon the notice of the beneficial owners from the Center as set forth in the preceding Article.

Article 12. Aggregation

In the event that a shareholder registered or recorded in the Shareholders List is recognized to be identical to a beneficial owner registered or recorded in the List of Beneficial Owners based on the address and the name of such shareholder, the number of shares held by such shareholder shall be aggregated for the purpose of exercising shareholder’s rights.

CHAPTER IV. REGISTRATION OF PLEDGE AND INDICATION OF TRUST ASSETS

Article 13. Registration or Deregistration of Pledge

(1) In the case of an application for a registration or deregistration of the creation or transfer of a pledge on shares, an application therefor shall be submitted under the joint signatures of the pledgor and the pledgee together with the share certificates.

(2) Notwithstanding the preceding paragraph, in the event of an application for registration, transfer or cancellation of a pledge on shares by a beneficial owner, an application shall be submitted to the Center or any participant which holds the account.

Article 14. Indication, Alternation or Cancellation of Trust Assets

(1)	In the case of an application for indication, alternation or cancellation of trust assets, the trustee shall submit an application together with the share certificates.

(2)	Notwithstanding the preceding paragraph, in the case of an application for indication, alternation or cancellation of trust assets by a beneficial owner, an application shall be submitted to the Center or any participant which holds the account.

CHAPTER V. VARIOUS NOTIFICATIONS

Article 15. Requests for Non-Possession of Share Certificates

(1) In the case of a request for non-possession of share certificates, the shareholder shall submit a designated application together with the share certificates; provided, that in the case that the share certificates have not been issued, submission of the share certificates shall not be required.

(2) With respect to the shares of stock as to which is made as provided in the preceding paragraph, the share certificates shall not be issued.

(3) In the case that a shareholder, who has made a request for non-possession of share certificates, requests for issuance of the share certificates, such shareholder shall be required to submit a designated application; provided, that such shareholder may not request for issuance of Less-Than-One-Unit Share Certificates.

Article 16. Name, Address and Seal Impression

Shareholders, beneficial owners or their statutory representatives shall provide a notification of their addresses, names (corporate name and name of representative in case of a corporation) and seal impressions; provided, that a foreigner who is accustomed to provide signatures may substitute the seal impression with a specimen of his/her signature.

Article 17. Provisional Address or Proxy of Nonresident Shareholders

(1) Shareholders, beneficial owners or their statutory representatives are not residing in Japan shall set a provisional address or appoint a resident proxy in Japan and provide a notification of the same. The same procedure shall apply when there are any changes in the items notified pursuant to the preceding sentence.

(2) The provisions in the preceding Article shall apply mutatis mutandis to the resident proxy set forth in the preceding paragraph.

Article 18. Change in Surname, Given name or Trade Name, Etc. or Appointment, Change or Discharge of Person with Parental Authority or Guardian, Etc.

In the case of application for a change in the surname, given name or trade name, etc. or the appointment, change or discharge of a person vested with parental authority or guardian, a notification thereof shall be submitted together with the share certificates and a document evidencing such fact; provided, that submission of the share certificates shall not be required if such share certificates have not been issued or in the case of a change in the indication of shareholder (without affecting its identification) in the List of Beneficial Owners.

Article 19. Representative of Joint-owners of Shares

In the case of application for the appointment or change of a representative of joint-owners of shares, a notification thereof shall be submitted together with the share certificates and the consent of all joint-owners of shares; provided, that submission of the share certificates shall not be required if such share certificates have not been issued or in the case of a change in the indication of shareholder (without affecting its identification) in the List of Beneficial Owners.

Article 20. Change in Representative of Corporation

In the case of a change in the representative of a corporation, a notification shall be submitted together with a certified excerpt from the Commercial Register.

Article 21. Applicability of Provisions to Registered Pledgee

The provisions in this chapter shall apply mutatis mutandis to registered pledgees.

Article 22. Exception for Various Notifications by Beneficial Owners

In the case of a notification by a beneficial owner set forth in this Chapter, such notification shall be given through a participant; provided, that in the case of only a change in the seal impression of the beneficial owner, such notification need not be given through a participant.

CHAPTER VI. INDICATION OF SHARE CERTIFICATES

Article 23. Indication of Shareholders, Etc.

(1)	Names of shareholders or their statutory representatives (corporate name in case of a corporation) shall be indicated on the surface of share certificates. In the case that a share transfer is registered in accordance with the provisions set forth in Chapter III, the year and date of such registration in the Shareholders List shall be entered on the specified column of the reverse side of the share certificates, and the transfer agent appointed by the Company shall affix a seal to certify.

(2)	In the case that a notification is submitted as set forth in the Articles 18 and 19, the provisions in the preceding paragraph shall apply mutatis mutandis.

Article 24. Registration of Pledge

In the case of a registration or deregistration of the creation or transfer of a pledge pursuant to Article 13, the same shall be indicated on the surface of share certificates, respectively and the year and date of the registration in the Shareholders List shall be entered thereon, and the transfer of agent appointed by the Company shall affix a seal to certify.

Article 25. Indication of Trust Assets

In the case that an indication, alternation or cancellation of trust assets pursuant to Article 14, the same shall be indicated on the surface of share certificates, respectively and the year and date of the registration in the Shareholders List shall be entered thereon, and the transfer of agent appointed by the Company shall affix a seal to certify.

CHAPTER VII. RE-ISSUANCE OF SHARE CERTIFICATES

Article 26. Division or Consolidation of Share Certificates

In the case of an application for the issuance of new share certificates due to the division or consolidation of share certificates, an application thereof shall be submitted together with the share certificates; provided, that the Less-Than-One-Unit Share Certificates may not be issued.

Article 27. Defacement or Mutilation of Share Certificates

In the case of an application for the issuance of new share certificates due to defacement or mutilation of share certificates, an application thereof shall be submitted together with the share certificates; provided, that when the share certificates are substantially defaced or mutilated, and it is difficult to ascertain whether such share certificates are genuine, the provisions set forth in Chapter 9 shall apply.

Article 28. Filled Columns of Share Certificates

In the case that the columns for recording the names of ownership on the share certificates are filled out, the Company shall collect such share certificates and issue new share certificates.

CHAPTER XIII. PURCHASE OF LESS-THAN-ONE-UNIT SHARES

Article 29. Purchase of Less-Than-One-Unit Shares

(1)	In the case that an application is made for the purchase of Less-Than-One-Unit Shares, an application shall be submitted together with the share certificates.

(2)	In the case that beneficial owners submit an application set forth in the preceding paragraph, the application shall be submitted to a participant and the Center.

Article 30. Pricing of Purchase Price

(1)	The purchase price of Less-Than-One-Unit Shares shall be the closing price of the stock of the Company quoted by the Tokyo Stock Exchange on the day on which the application set forth in the preceding Article reached the handling office or liaison office, multiplied by the number of shares.

(2)	In the case that no trading is effected at the Tokyo Stock Exchange on the day that is set forth in the preceding sentence, the purchase price shall be the amount equal to the price of the first trade effected thereafter, multiplied by the number of shares.

Article 31. Payment of Purchase Price

(1)	The purchase price for the Less-Than-One-Unit Shares subject to the purchase request shall be paid to the applicant on the fourth (4) business day after either the day on which the documents necessary for the purchase reached the working office or the day on which the purchase price in the preceding Article was determined, whichever is later.

(2)	Notwithstanding the preceding paragraph, when such purchase price includes a premium due to dividends, stock splits or stock options, the purchase price shall be paid prior to the date of reference or a date on which the rights due to such stock splits or stock options vests in the shareholder. When such purchase price does not include a premium due to dividends, stock splits or stock options, the purchase price shall be paid subsequent to the following day of the date of reference or a date on which the rights to such stock splits or stock options vested in the shareholder.

Article 32. Transfer Date of Shares Purchased

Less-Than-One-Unit Shares subject to an application for purchase shall be transferred to the Company on the day on which the Company completed the procedure for payment of the purchase price set forth in the preceding Article.

CHAPTER IX. ADDITIONAL PURCHASE OF LESS-THAN-ONE-UNIT SHARES

Article 33. Application for Additional Purchase of Less-Than-One-Unit Shares

(1)	In the case that a shareholder or beneficial owner holding Less-Than-One-Unit Shares requests that the Company sell a certain number of Less-Than-One-Unit Shares so that the shares owned by such shareholder or beneficial owner combined with such additional shares may constitute one unit (hereinafter the “application for additional purchase”), a written application for additional purchase shall be submitted together with the share certificates and the approximate price for such additional purchase as set forth in the following Article; provided, however, in the case that share certificates have not been issued, submission of such share certificates shall not be required.

(2)	In the case that a beneficial owner is to submit an application as set forth in the preceding paragraph, such application shall be submitted through a participant and the Center.

Article 34. Approximate Price for Additional Purchase

(1)	The approximate price for additional purchase shall be the closing price of the stock of the Company quoted at a market operated by the Tokyo Stock Exchange on the business day immediately preceding the day on which the application for additional purchase set forth in the preceding Article reached the share handling office or its liaison office (in the case that no trading is effected on such day, the closing price at which the stock of the Company is last traded prior to such date), multiplied by the number of shares applied for additional purchase, which amount shall then further be multiplied by 1.3. Any amount less than 1,000 yen shall be rounded up to one thousand yen; provided, that in the case that a beneficial owner applies for additional purchase, regulations prescribed by the Center shall be applicable.

(2)	In the event that the application for additional purchase set forth in the previous Article is made, if the actually received approximate price for additional purchase falls short of the amount set forth in the preceding paragraph, the Company shall not accept such application for additional purchase.

Article 35. Application for Additional Purchase Exceeding Balance Treasury Stock Owned by Company

In the case that the total number of shares for which applications for additional purchase are made on the same day exceeds the number of transferable shares of treasury stock owned by the Company, none of the applications for additional purchase made on that day shall be effective.

Article 36. Effective Date of Application for Additional Purchase

An application for additional purchase shall become effective on the day when the written application for additional purchase provided in Article 33 and the approximate price provided in Article 34 reach the share handling place or its liaison office.

Article 37. Suspension Period for Receipt of Application for Additional Purchase

(1) The Company shall not accept applications for the additional purchase during the period commencing on the twelfth (12) business day preceding March 31 to March 31 and commencing on the twelfth (12) business day preceding September 30 to September 30 of each year.

(2) Notwithstanding the preceding paragraph, the Company may set forth any additional periods when the Company does not accept the application for additional purchase when the Company deems necessary.

Article 38. Determination of Price for Additional Purchase

(1)	The purchase price per share for the additional purchase shall be the closing price of the stock of the Company quoted at a market operated by the Tokyo Stock Exchange on the day on which the application for additional purchase becomes effective; provided, that in the case that no trading is effected on such day or if such stock exchange is closed on such day, the purchase price for the additional purchase shall be the price at which the stock of the Company is first traded thereafter.

(2)	The purchase price for the additional purchase shall be a sum obtained by multiplying the purchase price per share set forth in the preceding paragraph by the number of shares applied for additional purchase.

(3)	In the case that the approximate price set forth in Article 34 falls short of the purchase price for the additional purchase set forth in the preceding paragraph, payment of the deficit shall be demanded to such applicant of additional purchase. In this case, the application for additional purchase shall be revoked if the deficit is not paid within five (5) business days from the date on which the payment for the deficit was demanded.

Article 39. Receipt of Additional Purchase Price

(1)	The Company shall receive a sum equal to the purchase price for the additional purchase from the approximate price for additional purchase on the sixth (6) business day following either the day when the purchase price for the additional purchase was determined or the deficit set forth in paragraph 3 of the preceding Article 3 is paid; provided, that when the purchase price for the additional purchase reflects a value attributable to dividends, stock splits or stock options, etc., the purchase price for the additional purchase shall be received prior to the date of reference or the date on which the rights to such dividends, stock splits or stock options vest in the shareholder.

(2)	The balance of the approximate price for the additional purchase after deducting the purchase price for the additional purchase set forth in the preceding Article shall be returned to the shareholder who applied for the additional purchase by remittance to a bank account designated by such shareholder or by postal transfer/cash.

Article 40. Transfer of Additionally Purchased Shares

The shares owned by the Company as treasury stock for which an application for the additional purchase is made shall be transferred to the shareholder or beneficial owner who applied for the additional purchase on the day when receipt of the purchase price for the additional purchase set forth in the preceding Article is completed.

Article 41. Delivery of Share Certificates

The Company shall issue without delay share certificate(s) for the shares which came to constitute one unit due to the application for the additional purchase and shall deliver such share certificate(s) to the shareholder who applied for such additional purchase, except in the case that an application for the additional purchase is made by a beneficial owner.

CHAPTER X. RE-ISSUANCE OF SHARE CERTIFICATES DUE TO LOSS

Article 42. Registration of Lost Share Certificates or Application for Deregistration

(1)	An applicant who requests the registration of lost share certificates shall submit an application together with a document evidencing the acquisition of the share certificates and the loss of such share certificates as well as an identification of the applicant; provided, that in the case that the applicant who requests the registration of lost share certificates is the registered owner or registered pledge of the lost share certificates, only a document evidencing the loss of share certificates shall be submitted, in addition to the application.

(2)	In the case that a registered person as to the share certificates registered to be lost share certificates applies to deregister a registration stated in the preceding paragraph, an application shall be submitted.

Article 43. Filing of Objection to Register Lost Share Certificates

In the case of filing an objection to the registration of lost share certificates, an application together with the share certificates and an identification of the applicant shall be submitted; provided, that in the case that a shareholder or a registered pledgee files an objection, the submission of identification is not required.

Article 44. Re-issuance of Share Certificates due to Invalidation

In the case that a request is made for the re-issuance of new shares as to the invalidated share certificates, an application therefor shall be submitted.

Article 45. Applicability of Provisions to Various Notifications

In the case that a registered person as to share certificates who is not a shareholder or a registered pledgee, applies for a change in the entries in the Register of Lost Share Certificates, the provisions set forth in Articles 16 through 20 shall apply mutatis mutandis.

Article 46. Charges

Except as set forth below, no fees shall be charged for handling the shares of stock of the Company:

Registration of lost share certificates as set forth in Article 42 (Registration of Lost Share Certificates or Application for Deregistration):

¥10,000 per event

¥500 per sheet

SUPPLEMENTARY PROVISIONS

Based on the resolutions to amend the Articles of Incorporation passed at the ordinary shareholders meeting held in June 2004, these Regulations shall become effective on the date following the day on which the ordinary shareholders meeting was held.